N-SAR Item 77Q(3) Exhibit
Because the electronic format of
filing Form N-SAR does not provide
adequate space for responding to
Items 72DD, 73A, 74U and 74V correctly,
the correct answers are as follows:

Evergreen California Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		8,819,655	0.4306		19,340,815	10.48
Class B		22,930		0.3537		48,046		10.48
Class C		107,459		0.3537		310,241		10.48
Class I		540,866		0.4662		1,133,686	10.48

Evergreen Pennsylvania Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		2,122,531	0.4636		4,473,601	10.90
Class B		337,820		0.3825		697,377		10.86
Class C		316,835		0.3832		829,122		10.88
Class I 	14,451,459	0.4901		26,659,318	10.90